Exhibit 99.1



    CORECOMM LIMITED ANNOUNCES 3-FOR-2 STOCK SPLIT BY WAY OF A STOCK DIVIDEND

New York, New York, (August 18, 1999) - CoreComm Limited (NASDAQ:COMMF) announced today that its Board of Directors has declared a 3-for-2 stock split by way of a stock dividend with respect to its common stock. The record date for this dividend is August 30, 1999 and the payment date is September 2, 1999. Shareholders should consult their brokers regarding sales from the record date to the payment date. Fractional shares will be rounded to whole shares.

Corecomm  currently has  approximately  16.1 million common shares  outstanding.
Following  the  split,   the  number  of  common  shares   outstanding  will  be
approximately 24.2 million.



For further information please contact: Richard J Lubasch, Executive Vice President-General Counsel or Kathleen Makrakis, Director - Investor Relations at
(212) 906-8457.